UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2021

PASSAGE BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39231	82-2729751
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Commerce Square 2005 Market Street, 39th Floor Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

(267) 866-0311

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	PASG	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers

On November 1, 2021, Passage Bio, Inc. (the “Company”) announced the voluntary transition of Jill Quigley, the Company’s Chief Operating Officer, from the Company. Ms. Quigley is leaving the Company to pursue other personal and professional interests, and her departure date will be December 31, 2021.  Ms. Quigley’s departure is not the result of any disagreements over the Company’s business, operations, or strategic direction. Ms. Quigley’s responsibilities as Chief Operating Officer will be assumed by other members of the Company’s executive team.

In connection with her planned departure from the Company, the Company and Ms. Quigley entered into a Transition and Separation Agreement on October 30, 2021 (the “Separation Agreement”) that specifies the terms of her departure from the Company and the benefits she is eligible to receive. Pursuant to the Separation Agreement, Ms. Quigley will be entitled to the following benefits: (i) a lump-sum payment equal to 12 months of her base salary, (ii) payment for 12 months of COBRA premiums by the Company for Ms. Quigley and her eligible dependents, (iii) 2021 target bonus and (iv) acceleration of certain unvested equity awards.

In addition, under the Separation Agreement and at the departure date, Ms. Quigley will provide a general waiver and release of claims against the Company and is subject to certain restrictive covenants.

The foregoing description of the Separation Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PASSAGE BIO, INC.

Date: November 1, 2021	By:	/s/ Simona King
Simona King
Chief Financial Officer

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